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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-38330, effective June 1, 2000, 333-42744, effective August 1, 2000,
333-51084, effective December 1, 2000 and 333-116227, effective June 23, 2004)
on Form S-3 and on Form S-8 (No. 333-42145, effective December 12, 1997 as amended on June 24, 1998 of The A Consulting Team, Inc. and Subsidiaries of our report dated February 15, 2006 relating to our audit of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of The A Consulting Team, Inc. and Subsidiaries for the year ended December 31, 2005.




/s/ Mercadien P.C., Certified Public Accountants
Hamilton, New Jersey
March 23, 2006